Exhibit 14.1
VELOCITY ENERGY INC.

CODE OF BUSINESS CONDUCT

1. Purpose

The Board of Directors of Velocity Energy Inc. ("Company") has adopted this published this Code of Business Conduct ("Code") as a guide to ethical decision-making. While the standards in the Code are mainly based on laws to which we are all subject (“applicable law”), in some cases they go beyond legal obligations. In this respect, the Code reflects our core values of honest and ethical conduct; good faith and fair dealing with the Company’s employees and other personnel, customers, suppliers, competitors, and the public; and full compliance with the letter and spirit of applicable law that define the Company guided by the principle that we must strive to avoid any circumstances that may give rise to impropriety or even the appearance of impropriety.

Many of the subjects addressed herein are also more specifically addressed in other Company policies. To the extent of any conflict or contradiction between and among any of these sources, any reasonable construction or interpretation that harmonizes such apparent conflicts and contradictions should be employed wherever possible, but, if not possible, applicable law will always take precedence and interpretations relying on specific Company policies will take precedence over the more general descriptions and summaries hereunder. Capitalized terms used herein may generally be defined and more fully explained in such specific Company policies.

The standards in this Code may be further explained or implemented through other Company policies that relate to specific issues or specific areas of our business. Further guidance regarding the resolution of actual or apparent conflicts as discussed above or other legal, business, and ethical concerns should be sought from the Company’s Chief Legal Officer.

Each of us is personally responsible for making sure that our business decisions and actions comply at all times with this Code. Given the pace of changes in our industry, no set of standards should be considered the final word in all circumstances. When you have doubts about the application of a standard or concerns that the Company has not addressed a situation that presents an ethical issue, you should seek guidance from your immediate supervisor or from the Company's Chief Legal Officer, as appropriate. In addition to our compliance with this Code, each of us has a duty to report behavior on the part of others that appears to violate this Code, any other compliance policy or procedure of the Company and/or applicable law.

All supervisory and management personnel, including but not limited to all officers and directors of the Company, have a special responsibility to lead according to the standards of this Code, in both words and action. Our supervisory and management personnel are also expected to adhere to and promote our "open door" policy. This means that they are available to anyone with ethical concerns, questions, or complaints. All concerns, questions, and complaints will be taken seriously and handled promptly, confidentially, and professionally. No retaliatory action will be taken against any employee for raising concerns, questions, or complaints in good faith.

The following standards of conduct will be enforced at all organizational levels. Anyone who violates them will be subject to prompt disciplinary action, up to and including separation from employment.

2. Covered Persons

This Code applies to all officers, directors, and employees of the Company and its Affiliates and Subsidiaries (as may be defined under applicable law).

Wherever we do business, we are required to comply with all applicable laws, rules and regulations. We are also responsible for complying with requirements of contracts that we have entered into with other parties, such as distribution agreements, intellectual property licenses, confidentiality agreements, leases, and other agreements. The standards in this Code must, of course, be interpreted in light of the applicable law and best industry practices of the areas in which we operate as well as good common sense. Any suspected or actual violation of any applicable law, rule, or regulation or our contractual undertakings should be reported immediately to your immediate supervisor or the Chief Legal Officer.

3. Conflicts of Interest

A conflict of interest occurs whenever our private personal or business interests interfere with the business interests of the Company as a whole. In order for the Company to carry out its business effectively, it must be assured of the loyalty of each of its officers, directors, employees, and other personnel. We must therefore refrain from entering into relationships that might impair their judgment as to what is best for the Company. Even relationships that give the appearance of a conflict of interest should be avoided. If these standards apply to you personally, you cannot avoid the application of these standards by acting through someone else, such as a friend or family member.

There are many different ways in which conflicts of interest arise. For example, personal financial interests, obligations to another Company or governmental entity or the desire to help a relative or friend are all factors that might divide our loyalties. To clarify what we mean, we have set out below our policies about the most common types of conflict of interest.

If you believe it is not possible to avoid a conflict of interest you must bring this to the attention of, and make full written disclosure of the surrounding circumstances to, your immediate supervisor, who should in appropriate circumstances bring it to the attention of the Company's Chief Legal Officer. If your immediate supervisor is unavailable, you may bring the matter to the attention of the Chief Legal Officer.

A. Outside Employment and Directorships

Executive officers and members of the Board of Directors (the "Board") of the Company may not work for or receive compensation for services from any competitor, customer, distributor, or supplier, without the approval of the Board. In addition, they may not serve on the board of directors of another Company or of a governmental agency without the prior written approval of the Company’s Board of Directors. If the Board of Directors reaches the determination that serving on a Board of Directors, School Board, industry association, community service or otherwise would not be in competition with the Company, breach any duty of loyalty to the Company, or otherwise violate this Code, other Company policies, or applicable law, approval for such requests made after full disclosure to, and careful consideration of, the Company’s Board of Director, may be granted and, if applicable, receipt of reasonable consideration comparable to that received by other persons serving in similar capacities with such organization. Employment or service as an official of any regulatory agency with jurisdiction over the business activities of the Company or professional services or similar direct labor for any competitor, customer, distributor, or supplier would almost certainly be prohibited, absent extraordinary circumstances, and in any event may be undertaken only with the prior written approval of the Company's Chief Executive Officer or Chief Legal Officer and then only if all appropriate steps to separate Company and non-Company activities. The Chief Executive Officer or Chief Legal Officer will assist you in determining what steps are appropriate in any such approved situation.

B. Investments

You or any member of your immediate family (your spouse or your children living with you), may not have financial interests in any competitor, customer, distributor or supplier where this would influence, or appear to influence, your actions on behalf of the Company or their actions regarding the Company. This restriction would not ordinarily apply in the event of investment in the publicly traded securities of a company listed on a nationally recognized exchange so long as your investment decisions are not based upon your knowledge of any Material Information concerning such company that is not in the public domain or which would otherwise be in violation of the Company’s Insider Trading Policy, this Code, or applicable law; provided, however, that your ownership of publicly traded securities in excess of 4.9% of the publicly traded stock would almost always be strictly prohibited, except in some limited situations where your ownership preceded your association with the Company, devolves through inheritance or other operation of law, or other extraordinary circumstances. If there is any doubt about how any actual or potential investment might be perceived, you should discuss it in advance with your immediate supervisor or the Chief Legal Officer and the Company will consult with you and the professional advisers on the appropriate means of handling such situations, such as, for example, holding such interests in a blind trust or divesting such interests if reasonably feasible to do so.

C. Using the Company's Time and Assets for Personal Benefit

All employees have a duty of loyalty to the Company that imposes an obligation to protect the assets of the Company from theft, waste, and harm as well as to ensure their proper use to advance the legitimate business purposes and goals of the Company. Accordingly, you may not, directly or indirectly, misappropriate the Company’s assets, which includes not only tangible assets but your time and commitment for the use of the Company in the scope of your employment. Accordingly, performing non-Company work or solicitation of that work on the Company's premises or while working on the Company's time, including any paid leave you are granted by the Company, would be a violation of this particular requirement. You are therefore not permitted to use Company assets (including equipment, materials, resources or proprietary information) for personal gain outside the scope of your employment or engage in any outside work that would be in contravention of this Code, other Company policies, or applicable law. All restrictions and prohibitions hereunder are subject to considerations of reasonableness, avoidance of actual impropriety or even the appearance of impropriety, and common sense as, for example, permitting the incidental use of the telephone or other insignificant uses of the Company’s time and assets that do not unduly detract from the individual’s devotion of appropriate time and attention to his or her business responsibilities.

D. Loans to Employees

Loans to and guarantees of obligations of employees, officers or directors incurred for personal reasons can also present conflicts of interest. Company loans are generally prohibited by law in the case of the Company's officers and directors, except under certain circumstances with respect to the redemption of stock options or other equity compensation, advances for salaries and expenses, use of Company credit cards, and as otherwise allowed in accordance with Company Policy.

E. Acceptance of Gifts and Entertainment

The acceptance of gifts and entertainment by you or members of your family may present a conflict of interest and, in certain circumstances, be construed as a bribe, kickback, or payoff that would be in a criminal violation. While you are permitted to accept meals, attend local or nearby recreational, sporting or cultural events, and accept reasonable non-cash gifts of nominal value, such as unsolicited promotional items or holiday gifts, you are prohibited from accepting or soliciting anything that might reasonably be deemed to affect your judgment or that is accompanied by any express or implied understanding that you are in any way obligated do to something in exchange for the gift. Similarly, you may accept entertainment, but only insofar as it is not lavish or excessive and is furnished in accordance with normal and lawful industry custom. You are strictly prohibited from soliciting gifts, gratuities or business courtesies for yourself or for the benefit of any family member or friend. All restrictions and prohibitions hereunder are subject to considerations of reasonableness, avoidance of actual impropriety or even the appearance of impropriety, and common sense.

F. Family Members and Close Personal Relationships

The Company's standards of conduct are not intended to unreasonably intrude on our personal lives. Situations may arise, however, where our relationships with family members and friends create conflicts of interest. Generally, you are prohibited from being in the position of supervising, reviewing or having any influence on the job evaluation or salary of your relatives or friends. If you have family members or friends that work for the Company or for businesses seeking to provide goods or services to the Company, you may not use your personal influence to affect negotiations. If you are an officer or director of the Company, you must notify the Company’s Chief Legal Officer, who will review the proposed transaction who will, in his professional judgment, consult with the Chief Executive Officer and/or or notify the Audit Committee of the Company’s Board of Directors for its review and action, including, if deemed reasonably desirable or necessary, seeking approval of the Company’s Board of Directors. If you have relatives or friends that work for competitors, you should bring this fact to the attention of your immediate supervisor and discuss any difficulties that might arise so that you, your supervisor, and the Company can take appropriate steps to minimize any potential conflict of interest.

G. Public Service

We encourage you to be active in the political and civic life of your community, including charitable or educational activities. When doing so and making any public communication, you should clarify that your views are yours individually and are not being expressed as an employee of the Company. Your participation in or service to the community may also at times place you in a situation in which a conflict of interest with the Company could arise. This could occur, for example, where the community is engaged in a negotiation with the Company for goods or services or with respect to some other matter. Applicable law may require or permit you to abstain from any decisions where these circumstances exist, depending on your position within the Company and other factors. Before participating in such a decision, you should seek advice from the Company’s Chief Legal Officer and should in any event make it clear to the responsible persons that you are an employee of the Company.  If you do abstain, you should make it clear that your action is to avoid a potential conflict of interest or the appearance of one. You may not engage in any type of solicitation or distribution activities not relating to the business of the Company on Company premises without the approval of your immediate supervisor.

You may not make any political contribution as a representative of the Company. You must also avoid lobbying activities or even the appearance of lobbying any governmental body or public official as a representative of the Company without the prior written approval of the Chief Legal Officer.

H. Corporate Opportunities

You may not appropriate to yourself, or to any other person or organization, the benefit of any business venture, opportunity or potential opportunity that you learn about in the course of your employment and that is in the Company's line of business without first obtaining the Company's consent. It is never permissible for you to compete against the Company, either directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4. Electronic Media & Software

All electronic media and communications systems such as voice mail, e-mail, commercial software and access to the Internet through Microsoft Internet Explorer or any other Internet service providers are the property of the Company. Communications on these systems are not private communications, but are business records that may be monitored by the Company or subpoenaed by a court of law, and you should have no privacy expectations with respect to communications sent over these systems.

These systems should not be used to knowingly, recklessly or maliciously post, store, transmit, download or distribute any threatening, abusive, libelous, defamatory or obscene materials of any kind constituting a criminal offense, giving rise to civil liability or otherwise violating any applicable law, this Code or other Company policies. The Company's policy against sexual harassment, discrimination, compliance with applicable law, and other misconduct or breach of your obligations to the Company applies fully to the use of e-mail and other electronic media by you.

5. Shareholder & Media Relations

The Company has a duty to provide, and will always strive to provide, accurate, appropriate and timely material information to the public, including our shareholders, and to the media to keep them informed of matters which affect our organization. To assure consistency and accuracy in these communications and to prevent the inadvertent disclosure of confidential information, you should not give statements to shareholders or the media. If you are contacted by a shareholder, the request should be immediately forwarded to the Company's Chief Legal Officer or Chief Financial Officer. If you are contacted by the media, the request should be forwarded to the Chief Legal Officer or Chief Financial Officer of the Company or, if regarding a legal matter, the Company's Chief Legal Officer.

6. Securities Laws and Insider Trading

In the course of your duties, you may be exposed to information about the Company or other companies that is not available to the general public. The use of such non-public or "inside" information for securities trading purposes is strictly forbidden, whether by you, any of your family members, or any other person to whom you may have communicated the information. Such use of "inside" information is not only unethical, but also illegal and could expose you to civil and criminal penalties. U.S. law prohibits anyone who possesses "material" non-public information about a Company to trade in its stock or other securities. "Material" information is usually defined as any information that might influence a reasonable investor to buy, sell, or hold stock. Common examples include financial results, financial forecasts, possible mergers, acquisitions or divestitures, significant wells and major changes in business direction. U.S. law also prohibits anyone who possesses material, non-public information from using it to tip anyone else who might trade on it.

Violation of applicable securities laws may result in civil and criminal penalties, including fines or jail sentences. If you are uncertain about the legal rules governing purchases and sales of securities you wish to make, you should review the Company's Insider Trading Policy and, if still uncertain, you should consult the Chief Legal Officer before trading. If you engage in insider trading you will be subject to prompt disciplinary action, up to and including dismissal.

7. Confidential and Proprietary Information

Information is a valuable asset. Each of us has a duty to safeguard confidential and proprietary information about the Company and information that our suppliers and customers have entrusted to us. Generally speaking, confidential and proprietary information is information that has not been disclosed to the general public or that gives our business an advantage over our competitors or could expose us to harm or liability if released prematurely or inappropriately. Common examples include trademarks and trade secrets, as well as financial information, corporate strategy and information about relationships with our customers and suppliers. If you are unsure about whether information should be treated as confidential or proprietary, you must consult with your immediate supervisor or the Chief Legal Officer.

You must remain conscious at all times of your duty to protect not only the Company’s own confidential and proprietary information, but also any third party confidential and proprietary information that the Company is contractually or otherwise legally obligated to protect, such as information disseminated pursuant to confidentiality agreements or Material Information as defined in the Company’s Insider Trading Policy. For example, confidential and proprietary information should not be discussed in public places such as elevators, airplanes or restaurants. In no event should confidential or proprietary information be disclosed to third parties that are not within the umbrella of covered persons under confidentiality agreements, including family members, without the express written consent of the Chief Legal Officer, unless this is otherwise legally required. The duty to preserve the Company's confidential and proprietary information is not limited to your period of employment, but continues even after you have left the Company.

8. Avoidance of Unlawful Restraints of Competition and Anti-Competitive Acts

In the United States and in most industrialized countries, there are laws that govern the ways in which the Company may compete. The purpose of these laws (generally known as "competition" or "antitrust" laws) is to prevent interference with a competitive market system. Under these laws, companies or individuals may not enter into formal or informal agreements with other companies or individuals or engage in certain other activities that unreasonably restrict competition.

In contact with competitors, you are generally prohibited from discussing competitively sensitive information, such as prices, pricing policies, contract terms, costs, inventories, marketing and product plans, market surveys, business plans, plans with respect to material renovations or acquisitions of property rights and interests, and other proprietary or confidential information. Such discussions or any collaboration with a competitor about competitively sensitive matters can be illegal, and subject to severe civil and criminal sanctions at both the individual and Company level. Particular care should be taken when attending or participating in not to engage in any conversations or other conduct that could be deemed to be price fixing, allocating customers or territories, unlawfully abusing a dominant market position or other restraints of trade.

While discussions of some sensitive information may, under certain circumstances, be permissible, no such discussions with competitors that in any way could be construed as promoting price fixing or other anti-competitive behavior, should take place without prior approval of the Chief Legal Officer. You are required to report promptly to the Chief Legal Officer any instance in which a competitor has suggested that you collaborate with them in what may involve some violation of antitrust laws.  Antitrust laws are extremely complex, lack precise definitions and descriptions, and the language that is included tends to be very broad, vague and ambiguous, and you may be well advised to seek guidance from the Chief Legal Officer prior to attending meetings of trade associations and similar industry organizations as well as attending periodic compliance briefings.

9. Protection and Proper Use of Company Assets and Property

The Company's success requires a strong commitment on the part of all of us to the proper allocation and use of its assets, tangible and intangible. For these purposes, the Company's assets include equipment, contracts or agreements, supplies, real estate, tools, inventory, computer and information systems and equipment, computer software, computer data, customer lists, vehicles, records or reports, non-public information, intellectual property or other sensitive information or materials and telephone, voice mail or e-mail communications, as well as Company funds in any form. We have a duty to protect the Company's assets from waste, loss, damage, misuse, theft or sabotage. We must also ensure the efficient use of the Company's assets.

10. Accurate Books and Records

U.S. law requires the Company to make sure that its books and records accurately and fairly represent transactions and dispositions of our assets in reasonable detail. In all of our operations, it is a violation of Company policy, and possibly illegal if intentional and material, for any of us to cause our books and records to be inaccurate in any way. You must never create or participate in the creation of records that are misleading or artificial. If you are asked to falsify the accounting records in any manner or are aware of falsification by anyone else in the Company, you should immediately notify Chief Executive Officer, Chief Legal Officer or Chief Financial Officer of the Company. The Chief Executive Officer and Chief Financial Officer of the Company will be required to certify that they will adhere to additional principles and responsibilities as outlined in the Code of Business Conduct and specifically required under various securities laws and the Sarbanes-Oxley Act.

You are expected to cooperate fully with our internal and independent auditors. In particular, the following requirements must be strictly respected by all of us:

A. Access to Company Assets, Transactions on Management's Authorization

Access to Company assets is permitted only in accordance with management's general or specific authorization and transactions must be executed only in accordance with management's general or specific authorizations. Transactions involving the Company must be recorded to permit preparation of our financial statements in conformity with generally accepted accounting principles and related requirements and to maintain accountability for the Company's assets.

B. Accurate Books

All Company books and records must be accurate, complete, and in compliance with applicable accounting standards, financial reporting standards, securities and tax authority, and other applicable law. False or misleading entries are strictly prohibited, and the Company will not condone any undisclosed liabilities or unrecorded bank accounts or assets established for any purpose.

C. Proper Payments

You may not authorize payment of Company funds knowing that any part of the payment will be used for any purpose other than the purpose described in the documents supporting the payment.

D. Appropriate Internal Controls

Administrative and accounting controls must be implemented to provide reasonable assurance that: (i) the Company is in full compliance with the above requirements; and (ii) all financial and other reports are accurately and reliably prepared, and that they fully and fairly disclose all required or otherwise material information.

11. Complete, Accurate and Timely Disclosure

The Company is owned by the public and its shares are listed for trading. As a result, the Company is required by securities laws to make various disclosures to the public in its public filings with the Securities an Exchange Commission. The Company has implemented disclosure controls and procedures to assure that its public disclosures are timely, compliant and otherwise complete, accurate, fair, and readily understandable. All employees, officers and directors responsible for the preparation of the Company's public disclosures, or who provide information as part of that process, have a responsibility to assure that such disclosures and information are complete, accurate and in compliance with the Company's disclosure controls and procedures.

12. Discrimination or Harassment

The Company is committed to providing a work environment that is free from any form of discrimination on the basis of race, ethnicity, gender, creed, religion, age, disability or sexual preference. It is our policy to provide equal opportunity to all employees with regard to hiring, pay rates, training and development, promotions and other terms of employment. Employment decisions will comply with all applicable employment laws.

The Company will not tolerate harassment, including sexual harassment, in any form. This includes verbal or physical conduct that demeans or threatens any employee, creates a hostile work environment, unreasonably interferes with an individual's work performance or otherwise adversely affects an individual's employment.

13. Payments to Government Personnel

Practices that are otherwise considered acceptable in the commercial business environment, such as providing meals, transportation, entertainment or other things of value, may violate certain local, state, federal or foreign laws when we are dealing with governmental agents. You must not give anything of value to governmental agents if this could be interpreted as an attempt to curry favor on behalf of the Company. Consult the Company’s Chief Legal Officer if there is any uncertainty about permitted interactions with governmental agents.

The U.S. Foreign Corrupt Practices Act ("FCPA") generally prohibits giving money or anything of value to foreign government officials, foreign political parties or candidates for foreign political office for the purpose of influencing a foreign government in order to assist in obtaining or retaining business, or directing business to any person. This includes making any payments through intermediaries, such as sales representatives or consultants. Before making any payment or giving anything of value to a foreign official, employees should consult with the Company’s Chief Legal Officer. Violations of the FCPA can result in stiff civil and criminal penalties for both the Company and the individuals involved.

Commercial bribery of any nature is a violation of Company policy and is illegal under U.S. law. You are strictly prohibited from offering any form of bribe, kickback or other improper inducement to any person.

14. Whistleblower Policy

No officer, director or employee of the Company may discharge, demote, suspend, threaten, harass or in any manner discriminate against an employee in the terms and conditions of employment because of any lawful act done by the employee to disclose information about securities fraud or other illegal or fraudulent activity within the Company or to cooperate with fraud-related investigations or legal proceedings conducted by the Company enforcement agency, to any member or committee of congress or to any person with supervisory authority over the employee or the authority to investigate misconduct within the Company. Further, the Company strictly prohibits retaliation in any form or manner against an officer, director or employee who participates in a proceeding concerning securities fraud.

15. Charitable Contributions

We realize that there are many worthy organizations to which financial and non-financial contributions can be made by the Company. You are encouraged to support community and charitable organizations as individuals in order to improve your community. Our Company will consider and make financial contributions on a case-by-case basis to organizations which are in the communities where we have a facility. Preference is given to organizations related to education.

All requests for contributions must be submitted in writing. Upon receipt of a request on the soliciting organization's letterhead, the CEO may approve contributions of up to $150.00; provided, however, the aggregate amount of approved contributions does not exceed allocations for such charitable contributions within the Company’s budget.

16. Waivers of the Code of Business Conduct

Any request for a waiver of any requirement or standard in this Code may be granted only by the Board of Directors or by the Chief Legal Officer on a case-by-case basis. Only the Board or a designated committee of the Board may grant waivers involving any of the Company's executive officers or directors, and all waivers granted to executive officers and directors will be properly disclosed in accordance with internal corporate governance requirements and applicable law. All personnel should be aware that the Company generally will not grant such waivers and will do so only when good cause or other extenuating circumstances are shown for doing so in a particular case.

17. Audits; Investigations; Disciplinary Action

The Company will conduct periodic audits of compliance with this Code. Allegations of potential wrongdoing will be investigated by the proper corporate or departmental personnel and, upon the advice of the Chief Legal Officer, will be reported to the Audit Committee of the Board of Directors and to the relevant authorities. Knowingly false accusations of misconduct will be subject to appropriate disciplinary action, up to and including termination of employment. You are required to cooperate fully with any internal or external investigation. You must also maintain the confidentiality of any investigation and related documentation, unless specifically authorized by the Chief Legal Officer to disclose such information.

Appropriate disciplinary penalties for violations of this Code may include counseling, reprimands, warnings, suspensions with or without pay, demotions, salary reductions, dismissals, and restitution. Disciplinary action may also extend to a violator's supervisor insofar as the Company determines that the violation involved the participation of the supervisor or reflected the supervisor's lack of diligence in causing compliance with the Code. Any person who takes any action whatsoever in retaliation against the employee who has in good faith raised any question or concern about compliance with this Code will be subject to serious sanctions, which may include termination of employment for cause.

You are reminded that the Company's document retention policies strictly prohibit the destruction or alteration of documentation undertaken with the intent to obstruct any pending or threatened investigation or proceeding of any nature or in contemplation of a proceeding.

18. Where to Seek Advice and Counseling about the Code of Business Conduct

If you have questions about this Code, you can seek guidance from your immediate supervisor, the Chief Legal Officer, or the Chief Financial Officer as appropriate under the circumstances. The Company's "open door" policy gives you the freedom to approach any member of management with ethical questions or concerns and without fear of retaliation. You also have the option to confidentially and anonymously submit any concerns regarding questionable accounting or auditing matters to a member of the Audit Committee of the Board. Inquiries will be directed to the Audit Committee and the appropriate Company representative for review, investigation, and resolution.